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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2018, relating to the consolidated financial statements of Television Food Network, G.P. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain revenue and expense transactions with affiliated companies) appearing in the Annual Report on Form 10-K of Tribune Media Company for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 28, 2018

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM